Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

May 18, 2023

Intapp, Inc.
3101 Park Blvd
Palo Alto, CA 94306

Ladies and Gentlemen:

We have acted as counsel to Intapp, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-271970) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2012, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering (the “Offering”) of up to 7,187,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which 2,000,000 shares are to be sold by the Company (the “Company Shares”) and 5,187,500 shares are to be sold by the Company’s stockholders named in the Prospectus (the “Selling Stockholders”) (including up to 937,500 shares that may be sold by certain of the Selling Stockholders upon the exercise of an option to purchase additional shares granted to the underwriters) (collectively, the “Stockholder Shares”), in each case, pursuant to the Underwriting Agreement, dated as of May 17, 2023, among the Company, the Selling Stockholders and the representative of the several underwriters named therein (the “Underwriting Agreement”), as described in the base prospectus, dated May 16, 2023, which forms a part of the Registration Statement (the “Registration Statement Prospectus”), as supplemented by the prospectus supplement, dated May 17, 2023 (the “Prospectus Supplement” and, together with the Registration Statement Prospectus, the “Prospectus”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following (the “Documents”):

(a)	the Registration Statement;

(b)	the Registration Statement Prospectus;

(c)	the Prospectus Supplement;

(d)	the amended and restated certificate of incorporation of the Company, as in effect on the date hereof and as amended to date (the “Charter”);

(e)	the amended and restated bylaws of the Company, as in effect on the date hereof and as amended to date (the “Bylaws”);

(f)
the resolutions (the “Resolutions”) adopted by (A) the Board of Directors of the Company (the “Board”), relating to, among other matters, (i) the Offering, (ii) the authorization of the sale, issuance and registration of the Shares and the execution and delivery of the Underwriting Agreement and (iii) the delegation to a Pricing Committee of the Board (the “Pricing Committee”) of the power to determine, among other things, subject to certain parameters, the number of Shares and the offering price of each Share to be sold in the Offering and (B) the Pricing Committee relating to, among other things, the final terms of the Offering;

(g)	the Underwriting Agreement; and

(h)	such other instruments and documents as we have deemed relevant or necessary in connection with our opinion set forth herein.

Intapp, Inc.
May 18, 2023

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

For purposes of this opinion letter, we have also assumed that (i) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so, and (ii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that (a) when the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company and the Company Shares will be validly issued, fully paid and non-assessable. and (b) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law, as amended, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “Delaware General Corporation Law” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

          We hereby consent to the filing of this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP